Exhibit 99.2

FORM OF LETTER TO RECORD HOLDERS

SPERO THERAPEUTICS, INC.

Subscription Rights to Purchase Shares of Common Stock

February 11, 2020

Dear Spero Stockholder:

This letter is being distributed by Spero Therapeutics, Inc. (the “Company”) to all holders of record of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”), and Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock”), as of 5:00 p.m., New York time, on February 10, 2020 (the “Record Date”), in connection with the distribution of non-transferable subscription rights (the “Rights”) to such holders to subscribe for and purchase up to an aggregate of 3,333,333 shares of Common Stock in a rights offering (the “Rights Offering”) for a subscription price of $9.00 per share of Common Stock (the “Subscription Price”). Any holder that, following exercise of such holder’s Subscription Right (as defined below) would be or become a holder of greater than 9.99% of the outstanding number of shares of the Common Stock may elect to instead purchase non-voting Series C convertible preferred stock, par value $0.001 per share (the “Series C Preferred Stock”), at a subscription price of $9,000 per share (ratably adjusted for fractional shares), and any such holder so electing would have a right to purchase one one-thousandth of a share of Series C Preferred Stock for each share of Common Stock it had a right to purchase in the Rights Offering. The Company is offering up to an aggregate of 3,333,333 shares of Common Stock and up to an aggregate of 3,333 shares of Series C Preferred Stock in the Rights Offering (the “Shares”). Holders as of the Record Date of the Company’s Series A Preferred Stock and Series B Preferred Stock also will have a right to participate in the Rights Offering on an as-converted-to-Common Stock basis. The Rights and the Shares are described in the prospectus supplement (and the accompanying prospectus), dated February 11, 2020 (the “Prospectus”), covering the offer and sale of the Shares issuable upon the exercise of the Rights.

As described in the Prospectus, you will receive 0.152 Rights for each share of Common Stock owned of record by you, or issuable upon conversion of the shares of Series A Preferred Stock or Series B Preferred Stock of which you are a record holder, as of 5:00 p.m., New York time, on the Record Date. The Rights are evidenced by a non-transferable certificate (the “Rights Certificate”) registered in your name and will cease to have any value as of 5:00 p.m., New York time, on March 2, 2020, unless the Rights Offering is extended by the Company as described below (the “Expiration Time”). The total number of Rights issued to you will be rounded down to the nearest whole number and each whole Right will allow you to subscribe for one share of Common Stock at the Subscription Price (or an equivalent number of shares of Series C Preferred Stock on the terms described in the Prospectus) (the “Subscription Right”).

As further described in the Prospectus, the Company has entered into an Investment Agreement with BVF Partners L.P. and its affiliates (“BVF”), pursuant to which BVF has agreed to purchase from the Company any and all Shares not subscribed for in the Rights Offering, in the form of Series C Preferred Stock, as further described in the Prospectus. BVF also will have the same right as other stockholders to subscribe for and purchase Shares under its Subscription Right. The Investment Agreement with BVF is described in more detail in the Prospectus.

The Rights will expire and be of no value if not exercised prior to the Expiration Time.

You will be required to submit payment in full for all of the Shares you wish to purchase pursuant to the exercise of the Subscription Right prior to the Expiration Time.

As soon as practicable after the Expiration Time and after any and all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payment received by Computershare Trust Company, N.A. (the “Subscription Agent”) from you will be returned to you, without interest or penalty.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	A Non-Transferable Subscription Rights Certificate evidencing the Rights for which you are the holder of record;

3.	Instructions on how to Exercise the Spero Therapeutics, Inc. Rights Certificates; and

4.	A return envelope addressed to Computershare Trust Company, N.A., the Subscription Agent.

Your prompt action is requested. To exercise your Rights, you must promptly deliver the properly completed and signed Subscription Rights Certificate accompanying this letter, with payment of the Subscription Price in full for each Share subscribed pursuant to the Subscription Right to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

You cannot revoke the exercise of your Rights. Rights not exercised prior to the Expiration Time will expire and be of no value.

Additional copies of the enclosed materials may be obtained from, and any questions or requests for assistance concerning the Rights Offering should be directed to, the Information Agent, Alliance Advisors LLC at 800-574-6215.

Very truly yours,

SPERO THERAPEUTICS, INC.

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